EXHIBIT 6.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
RUSHNET, INC.

Pursuant to the provisions of Sections 7-110-102, 7-110-103, and 7-110-107 of the Colorado Revised Statutes (the "CRS"), RushNet, Inc., a Colorado corporation (the "Corporation"), after prior notice and under special circumstances, hereby adopts the following Amended and Restated Articles of Incorporation. The Articles of Incorporation of the Corporation are hereby amended and restated as follows:

1. The Articles of Incorporation are amended and restated as follows:

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is RushNet, Inc. (the "**Corporation**").

ARTICLE II
CORPORATE PURPOSE

The purpose of the Corporation is to engage in any and all lawful business for which corporations may be incorporated under the CRS.

ARTICLE III
AUTHORIZED SHARES

The aggregate number of shares which the Corporation shall have authority to issue is fourteen billion eighty-two million (14,082,000,000) shares, consisting of three classes of stock: (1) fourteen billion (14,000,000,000) shares of Common Stock, par value $0.001 per share ("Common Stock"), (2) fifty million (50,000,000) shares of Series A Preferred Stock, par value $0.0001 per share ("Series A Preferred Stock"), and (3) thirty-two million (32,000,000) Series B Preferred Stock, par value $0.0001 per share ("Series B Preferred Stock").

Non-Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid by the subscriber to the Corporation, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed.

No Personal Liability of Shareholders. No shareholder of the Corporation, whether the holder of Common Stock, Series A Preferred Stock, or Series B Preferred Stock is or shall become individually liable for the debts or liabilities of the Corporation.

The voting powers, designations, preferences, limitations, restrictions, and relative,

participating, optional, and other rights, and the qualifications, limitations, or restrictions thereof, of the Corporation's series and classes of common and preferred stock, respectively, are as follows:

A. COMMON STOCK

1. Dividend Rate. Subject to the rights of holders of the Series A Preferred Stock and Series B Preferred Stock, having preference as to dividends and except as otherwise provided or limited in these Articles of Incorporation, as from time to time amended (hereinafter, the "Articles") or the CRS, the holders of Common Stock shall be entitled to receive dividends when, as, and if declared by the board of directors out of assets legally available therefor.

2. Voting Rights. Except as otherwise provided by the CRS, for each duly authorized and issued, fully-paid and non-assessable share of Common Stock, the holder shall be entitled to one vote. No holder of shares of Common Stock shall have the right to cumulate votes.

3. Liquidation Rights. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights and reservations by holders of the Series A Preferred Stock and Series B Preferred Stock, the holders of shares of Common Stock can share ratably in the Corporation's assets and shall share equally and ratably in the Corporation's assets available for distribution after giving effect to any liquidation preference of any shares of the Series A Preferred Stock and Series B Preferred Stock. A merger, conversion, exchange, or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation.

4. No Conversion, Redemption, or Preemptive Rights. Unless otherwise provided by the Corporation's board of directors, the holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

5. Consideration for Shares. Shares of Common Stock authorized by this article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

B. SERIES A PREFERRED STOCK

1. Dividend Rate. The holders of Series A Preferred Stock shall not be entitled to receive dividends.

2. Voting Rights. The holders of the Series A Preferred Stock are entitled to five hundred (500) votes for each share of Series A Preferred Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative

voting. The number of authorized shares of Series A Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of Articles of Incorporation or this Amendment) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote.

3. Liquidation Rights. In the event of a liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock shall have no priority over the Corporation's assets available for distribution in the event of any liquidation or dissolution of the Corporation, but shall be entitled to distribution equal to that as though each share of Series A Preferred Stock was equal to 10 shares of common stock. A merger, conversion, exchange, or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation.

4. Conversion, Redemption, or Preemptive Rights. The holders of Series A Preferred Stock shall have no right to convert shares of Series A Preferred Stock to Common Stock.

C. SERIES B PREFERRED STOCK

1. Dividend Rate. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation) the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock that dividend per share of Series B Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split (if applicable), combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series B Original Issue Price (as defined below); provided that, if the Corporation declares,

pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series B Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred Stock dividend.

2. Voting Rights. The holders of the Series B Preferred Stock are not entitled to vote at meetings of stockholders.

3. Liquidation Rights. In the event of a liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of the Series B Preferred Stock shall have priority over the Corporation's assets available for distribution in the event of any liquidation or dissolution of the Corporation, and shall be entitled to distribution equal to that as though each share of Series B Preferred Stock was equal to 10 shares of common stock. A merger, conversion, exchange, or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation.

4. Conversion, Redemption, or Preemptive Rights. Notwithstanding anything to the contrary set in this Amendment, each share of Series B Preferred Stock is exempt from any reverse stock splits and forward stock splits. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

4.1 Right to Convert.

4.1.1. Conversion Ratio. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into six (6) fully paid and non-assessable shares of Common Stock (the "Converted Series B Preferred Stock"). In the event the number of Converted Series B Preferred Stock exceeds the number of authorized shares of Common Stock, the Corporation shall undertake the necessary actions to permit the full conversion of Series B Preferred Stock into shares of Common Stock as soon as practicable after the Corporation receives notice of conversion. The initial series B conversion price (the "Series B Conversion Price"), and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be fixed by the Board of Directors of the Corporation and are subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series B Preferred Stock, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the

Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B Preferred Stock.

Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion:

4.3 Mechanics of Conversion.

4.3.1. Notice of Conversion. In order for a holder of Series B Preferred Stock to voluntarily convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation's transfer agent at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder's shares of Series B Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder's shares are certificated, surrender the certificate or certificates for such shares of Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder's name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by

the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the "Conversion Time"), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered certificate that were not converted into Common Stock , (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series B Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation. Before taking any action which would cause an adjustment reducing the Series B Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series B Conversion Price.

4.3.3 Effect of Conversion. All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise

issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series B Conversion Price shall be made for any declared but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

ARTICLE IV
REGISTERED OFFICE AND AGENT

The street address of the Corporation's registered office is 241 South Elizabeth Street, Ridgway, Colorado 81432. The name of the Corporation's registered agent at the registered office is Roger Sagal.

ARTICLE V
DIRECTORS

The number of directors of the Corporation shall be fixed and may be altered from time to time as provided in the bylaws of the Corporation. The following person is the duly elected director of the Corporation until the next annual meeting of shareholders or until their successor(s) are duly elected and qualified:

Name: Ashley Sweat
Address: 4106 Carriage Crossing Lane
Orange Park, Florida 32065

ARTICLE VI
PRINCIPAL OFFICE

The mailing and principal office address of the Corporation is 1122 Cambridge Square, Street E, Alpharetta, Georgia 30009.

ARTICLE VII
DIRECTORS LIABILITY AND INDEMNIFICATION

A. To the fullest extent permitted by Section 7-102-102 of CRS, and any other applicable law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Article of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII
EFFECTIVE DATE

These Amended and Restated Articles of Incorporation shall be effective on the date they are filed with the Office of the Colorado Secretary of State.

This Amended and Restated Articles of Incorporation were adopted by unanimous written consent of the Board of Directors of the Corporation, representing the majority of the shareholders entitled to vote on this amendment, on January 24, 2023.

DATED as of the 24th day of January, 2023.

By: ______________________

Ashley Sweat, Chairman of the Board